Registration No. 33-85636

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
 Under
The Securities Act of 1933

SKYTERRA COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charters)

Delaware	23-2368845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10802 Parkridge Boulevard
Reston, VA 20191
(703) 390-2700
 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gary Epstein
Executive Vice President, Law & Regulation
SkyTerra Communications, Inc.
10802 Parkridge Boulevard
Reston, VA 20191
(703) 390-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Randy Segal, Esq.
Hogan & Hartson, LLP
Park Place II
7930 Jones Branch Drive
McLean, VA 22102
(703) 610-6237

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 33-85636) of ICC Technologies, Inc., a predecessor entity to SkyTerra Communications, Inc. (“the Company”), filed with the Securities and Exchange Commission on October 26, 1994 (the “Registration Statement”) pertaining to the registration of shares of common stock, par value $0.01 per share (“Common Stock”), that may be issued and sold under the ICC Technologies, Inc. Incentive Stock Option Plan.

On March 29, 2010, pursuant to the terms of the Agreement and Plan of Merger, as amended, by and among Harbinger Capital Partners Master Fund I, Ltd., an exempted company organized under the laws of the Cayman Islands (the “Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (the “Special Fund,” and together with Master Fund, the “Funds”), Sol Private Corp., a Delaware corporation and an indirect wholly owned subsidiary of the Funds (“Acquisition Corp.”), and the Company, Acquisition Corp. merged with and into the Company, the Company became a wholly owned subsidiary of the Funds (the “Merger”) and each share of Common Stock issued and outstanding was canceled, extinguished and automatically converted into the right to receive $5.00 in cash.  As a result of the Merger, there is no longer any Common Stock outstanding and the offering pursuant to the Registration Statement has been terminated.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on March 29, 2010.

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ Alexander H. Good
Alexander H. Good
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander H. Good	President, Chief Executive Officer and	March 29, 2010
Alexander H. Good	Director
(Principal Executive Officer)

/s/ Scott Macleod	Chief Financial Officer	March 29, 2010
Scott Macleod	(Principal Financial And Accounting Officer)

/s/ James Wiseman	Vice President and Controller	March 29, 2010
James Wiseman	(Principal Accounting Officer)

/s/ Philip A. Falcone	Director	March 29, 2010
Philip A. Falcone

/s/ Peter A. Jenson	Director	March 29, 2010
Peter A. Jenson

/s/ Keith M. Hladek	Director	March 29, 2010
Keith M. Hladek